  Exhibit 99.1

FitLife Brands Begins Trading on the OTCQX Market

OMAHA, NE – May 3, 2021 -- FitLife Brands, Inc. (“FitLife” or the “Company”) (OTCQX: FTLF), a provider of innovative and proprietary nutritional supplements for health-conscious consumers marketed under the brand names NDS Nutrition, PMD, SirenLabs, Nutrology, CoreActive, Metis Nutrition, iSatori, Energize, and BioGenetic Laboratories, today announced that its common stock has been approved for trading on the OTCQX retaining its current symbol, FTLF, effective as of the opening of trading on Monday, May 3, 2021.

To qualify for the OTCQX Market, companies must meet high financial standards, follow best practice corporate governance, demonstrate compliance with US securities laws, be current in their disclosure, and have a professional third-party sponsor introduction. In conjunction with trading on OTCQX, the Company today filed an investor presentation on Form 8K with the Securities and Exchange Commission. The presentation provides additional information about the Company’s strategy and operations.

Dayton Judd, FitLife’s Chairman and CEO, commented, “We anticipate that our upgrading from the Pink Market to the OTCQX will raise our visibility in the investment community, improve the liquidity of our common stock, and broaden our investor base. We appreciate the support of our shareholders and look forward to welcoming new investors to the FitLife Brands family.”

About FitLife Brands
FitLife Brands is a developer and marketer of innovative and proprietary nutritional supplements for health-conscious consumers. FitLife markets over 130 different dietary supplements to promote sports nutrition, improved performance, weight loss and general health primarily through domestic and international GNC® franchise locations as well as through more than 17,000 additional domestic retail locations and, increasingly, online. FitLife is headquartered in Omaha, Nebraska. For more information please visit our websites at www.fitlifebrands.com and www.nutrologyonline.com.

Forward-Looking Statements
Statements in this release that are forward looking involve known and unknown risks and uncertainties, which may cause the Company's actual results in future periods to be materially different from any future performance that may be suggested in this news release. Such factors may include, but are not limited to, the ability to of the Company to continue to grow revenue, and the Company's ability to continue to achieve positive cash flow given the Company's existing and anticipated operating and other costs. Many of these risks and uncertainties are beyond the Company's control. Reference is made to the discussion of risk factors detailed in the Company's filings with the Securities and Exchange Commission including its reports on Form 10-K and 10-Q. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the dates on which they are made.